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                                                               Exhibit 3.1(a)(v)

                        SOUTHERN PERU COPPER CORPORATION

                  CERTIFICATE OF THE DESIGNATION, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                      OTHER SPECIAL RIGHTS OF THE CLASS A
                COMMON STOCK, SERIES 1, AND THE QUALIFICATIONS,
                 LIMITATIONS OR RESTRICTIONS THEREOF WHICH HAVE
                 NOT BEEN SET FORTH IN THE AMENDED CERTIFICATE OF INCORPORATION OR IN ANY AMENDMENT THERETO.

                           ---------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

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         We, the undersigned, A. B. White and A. J. Gillespie, Jr., Executive
Vice President and Secretary, respectively, of Southern Peru Copper Corporation (hereinafter called the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY that, at a meeting of the Board of Directors of the Corporation duly convened and held, the following resolution was duly adopted:

                  RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation by the provisions of the Certificate of Incorporation, as amended, the Board of Directors hereby provides for the issue of a series of Class A Common Stock of the Corporation (such series being hereinafter called "Series 1"), and hereby fixes the designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to the designation,
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         preferences and relative, participating and other special rights, and the qualifications, limitations, or restrictions thereof, set forth in the Certificate of Incorporation, as amended, which are applicable to the Class A Common Stock of all series) as follows:

                  (A) DESIGNATION. The distinctive designation of Series 1 shall be "Class A Common Stock, Series 1"; the number of shares which shall constitute Series 1 shall be 64,962 shares, which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time.

                  (B) CASH DIVIDENDS. The holders of the shares of Series 1 shall be entitled to receive as dividends, out of the assets of the Corporation by law available for the payment of dividends and when and as declared by the Board of Directors, an amount per share equal to the purchase price actually paid to the Corporation upon issuance of such share (the "Basic Preference") plus the Investment Return (hereinafter defined), before any dividend, other than a dividend payable solely in shares of Common Stock, shall be declared on Common Stock. "Investment Return" shall mean dividends on each outstanding share of Series 1 in an aggrade amount which from the date of issuance of such share until all dividends required to be paid on such share have been paid is sufficient to yield the holder of such share a return of ten percent (10%)
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         per annum, compounded on April 1 of each year beginning April 1, 1977, on the amount of the Basic Preference from time to time outstanding. At such time as there shall have been paid or set aside for payment dividends equal to the Basic Preference plus the Investment Return on a share of Series 1, no further dividends shall be declared on such share, which thereupon shall be converted into Common Stock as provided in Paragraph (C), and as Common Stock shall be entitled to all the rights of Common Stock including dividend payments. At any time the Basic Preference shall be deemed to be outstanding only to the extent that aggregate dividends theretofore applied against the Basic Preference are less than the original amount of the Basic Preference, considering each dividend paid as having been applied first against the Investment Return accrued to the date of such dividend and any balance against the Basic Preference.

                  (C) CONVERSION. Each share of Series 1 shall be converted into one fully paid and nonassessable share of Common Stock without any action on the part of the Corporation or the holders of the shares of Series 1 on the date on which the full aggregate amount of dividends accrued to and payable on such share as of such date as provided in Paragraph (B) have been paid or otherwise set aside for payment.


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                  (D) PRIORITY IN EVENT OF DISSOLUTION. In event of any
         dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provisions for payment of the debts and other liabilities of the Corporation, the holder of each share of Series 1 shall be entitled to receive, out of the net assets of the Corporation an amount which, after giving effect to all dividends theretofore paid on such share, shall equal the Basic Preference plus the Investment Return to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock. In addition, the holder of each share of Series 1 shall be entitled to receive, out of the net assets of the Corporation remaining after such first priority distribution, an amount per share equal to the amount of such remaining net assets divided by the total shares of capital stock of the Corporation issued and outstanding as of the date fixed for distribution.

                  (E) OTHER RIGHTS. The shares of Series 1 shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this Resolution and in the Certificate of Incorporation, as amended, of the Corporation.


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         IN WITNESS WHEREOF, this Certificate is made under the seal of Southern
Peru Copper Corporation and signed by Mr. A. B. White, its Executive Vice President, and Mr. A. J. Gillespie, Jr., its Secretary, this 12th day of March, 1976.

SOUTHERN PERU COPPER                        /s/ A. B. White
CORPORATION INCORPORATED                    ------------------------------------
1952                                        Executive Vice President
DELAWARE

                                  ATTEST:   /s/ A. J. Gillespie, Jr.
                                            ------------------------------------
                                                     Secretary


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